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                                                                    EXHIBIT 99.1



                       HUNTINGTON BANCSHARES INCORPORATED
                             CITI-BANCSHARES, INC.
                              JOINT PRESS RELEASE




For Release on Thursday                  For Further Information, Contact:
October 31, 1996 at 5:00 p.m.            Jacqueline Thurston (614)480-3878 at
                                         Huntington Bancshares Incorporated
                                         Ken Mullis (352)787-5111 at
                                         Citi-Bancshares, Inc.


                       HUNTINGTON BANCSHARES INCORPORATED
                        TO ACQUIRE CITI-BANCSHARES, INC.

     COLUMBUS, Ohio -- Huntington Bancshares Incorporated (Nasdaq: HBAN; http://www.huntington.com) and Citi-Bancshares, Inc. (Nasdaq: CNBL) announced today they have signed a definitive agreement with respect to Huntington's acquisition of Citi-Bancshares, Inc., a bank holding company headquartered in Leesburg, Florida.

     Citizens National Bank, a subsidiary of Citi-Bancshares, operates eight banking offices in the Leesburg, Florida, area including Lake and Sumter Counties and two in Marion County, had total assets of approximately $524 million at September 30, 1996, and earned an annualized return of 1.52% on average assets for the first nine months of this year. Citi-Bancshares has consistently been among the more profitable bank holding companies in Florida, with return on assets averaging 1.36% over the past five years. Upon completion of the acquisition, it is intended that Citizens National Bank will be merged into The Huntington National Bank of Florida, a subsidiary of Huntington Bancshares Incorporated.

     "We are very pleased to announce the continued expansion of our franchise in Florida. The Citi-Bancshares acquisition will complement Huntington's banking activities in Orlando, Lakeland, Sebring and Melbourne, along with Private Banking and Trust offices in Naples and Sarasota. The addition of this franchise, along with Huntington's focus on technology and delivery systems, will provide a strong base on which to expand in the very attractive Central Florida market. Upon completion of this transaction,




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Huntington will operate 41 banking offices with approximately $1.7 billion in assets in Central Florida and on Florida's West Coast," stated Frank Wobst, chairman and chief executive officer of Huntington Bancshares Incorporated.

     The shareholders of Citi-Bancshares can elect to receive Huntington Bancshares Incorporated common stock and/or cash for their shares of Citi-Bancshares in a purchase method of accounting transaction. The acquisition is expected to be completed in the first quarter of 1997. Completion of this transaction is subject to approval by Citi-Bancshares shareholders and appropriate regulatory authorities.

     "We are very excited to join forces with this premier banking company as they expand their presence in Florida. Huntington has been recognized nationally as a leader in banking technology, alternative delivery systems and consumer products. We believe this affiliation will enable us to further improve the level of service we provide our customers as well as enhance the range of financial products we are able to offer," stated Ken Mullis, president of Citi-Bancshares.

     Huntington Bancshares is a regional bank holding company headquartered in Columbus, Ohio, with assets in excess of $20 billion. The company's banking subsidiaries operate 334 offices in Ohio, Florida, Indiana, Kentucky, Michigan and West Virginia. Huntington's mortgage, trust, investment banking and automobile finance subsidiaries manage 75 offices in the six states mentioned as well as Georgia, Illinois, Maryland, New Jersey, North Carolina, Pennsylvania, Texas and Virginia.
                                      ###









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                       HUNTINGTON BANCSHARES INCORPORATED
                      ACQUISITION OF CITI-BANCSHARES, INC.


Profile of Huntington Bancshares Incorporated
---------------------------------------------
      -     Headquarters - Columbus, Ohio

      -     9/30/96 Assets - $20.6 billion

      -     Nine Months Ended 1996 Performance
            ----------------------------------
                Net Income                  $194.4 million
                Return on Average Assets    1.30%
                Return on Average Equity    17.15%
                Efficiency Ratio            56.87%
                Book Value per Share        $10.40


                                     Assets ($ billions)       Banking
      -     Principal Markets        As of Sept. 30, 1996      Offices
            -----------------        --------------------      -------
                Ohio/N. Kentucky           $14.1                 194
                West Virginia                2.2                  43
                Michigan                     2.1                  42
                Indiana                      1.1                  24
                Florida                      1.2                  31

Profile of Citi-Bancshares, Inc.
--------------------------------
    -       Headquarters - Leesburg, Florida

    -       9/30/96    Assets       $524.4 million
                       Deposits     $458.6 million
                       Equity       $52.0 million

    -        Nine Months Ended 1996 Performance
             ----------------------------------
               Net Income                $6 million
               Return on Average Assets  1.52%
               Return on Average Equity  15.90%
               Efficiency Ratio          51.88%